UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 15, 2006

A.C. Moore Arts & Crafts, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-23157	22-3527763

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 A.C. Moore Drive, Berlin, NJ	08009

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (856) 768-4930

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 15, 2006, A.C. Moore Arts & Crafts, Inc. (the “Company”) entered into the First Amendment (the “Amendment”) to the Employment Agreement, dated June 1, 2006 (the “Agreement”), with Rick A. Lepley, the Company’s Chief Executive Officer. The Amendment amends the Agreement to provide for the following changes:

•	The Company is not relieved of its obligation to pay severance to Mr. Lepley in the event of non-renewal of the Agreement.

•	Upon a termination without cause following a change of control, all options to purchase common stock to which Mr. Lepley would be entitled to receive will immediately be deemed granted and vested and Mr. Lepley will have 18 months after the termination date to exercise these options.

•	All options held by Mr. Lepley on the date of a change of control will immediately vest. If Mr. Lepley’s employment is terminated without cause following the change of control, he will have until the earlier of the end of the original option term and 18 months after the termination date to exercise the options.

•	Under the Agreement, Mr. Lepley is entitled to receive annual grants of an option to purchase 100,000 shares of the Company’s common stock. The Amendment provides that Mr. Lepley will receive each annual grant on the date in each calendar year that the Company’s Board of Directors otherwise grants equity to management. In the event that the Board does not grant equity to management and Mr. Lepley remains employed by the Company on June 1 of that year, Mr. Lepley will receive the annual grant on December 31 regardless of whether he is still employed with the Company on December 31 for that year.

The foregoing summary of the Amendment is not intended to be complete, and is qualified in its entirety by reference to the Amendment, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference into this Item 1.01.

Item 9.01	Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit No.	Description
10.1	First Amendment, dated as of November 15, 2006, to the Employment Agreement, dated as of June 1, 2006, between the Company and Rick A. Lepley.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.C. MOORE ARTS & CRAFTS, INC.

Date: November 16, 2006	By:	/s/ Amy Rhoades

		Name:	Amy Rhoades
		Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	First Amendment, dated as of November 15, 2006, to the Employment Agreement, dated as of June 1, 2006, between the Company and Rick A. Lepley.